Exhibit 99.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated February 27, 2020, with respect to the consolidated financial statements of Barings BDC, Inc. for the year ended December 31, 2019, in the Annual Report on Form 10-K for the fiscal year ended December 31, 2021 filed by Barings BDC, Inc. with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Charlotte, North Carolina
February 23, 2022